                                                                      EXHIBIT 11
                          AMBAC INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                            1996       1995       1994
                                         ----------  --------- ----------
Net income..............................   $276,317   $167,595   $141,105
                                           --------   --------   --------

Fully diluted shares:

  Average number of common shares
   outstanding..........................     34,965     35,101     35,207

  Assumed exercise of dilutive stock
   options (1)..........................        935        540        416
                                           --------   --------   --------

                                             35,900     35,641     35,623
                                           --------   --------   --------

Earnings per share assuming full
 dilution (2)...........................   $   7.70   $   4.70   $   3.96
                                           ========   ========   ========



(1) As of December 31, 1996, approximately 2,175,000 stock options and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the options and restricted stock units will be approximately $82.3 million. The dilution would be the equivalent of approximately 935,000 shares, using the Treasury Stock Method, based upon a market value of $66.38 per share.

(2) In accordance with Accounting Principles Board Opinion No. 15, any reduction of less than 3% need not be considered as dilution. Accordingly, the Consolidated Statements of Operations on page 31 of the 1996 Annual Report to Stockholders reflect net income per common share of $7.90 for the year ended December 31, 1996.

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